                                                                  EXHIBIT (d)(3)
                                                                  --------------

                              HEADS OF AGREEMENT
                              ------------------

          This Heads of Agreement (this "HOA") is entered into as of the 20th day of September, 2000 (the "Effective Date") by and between Choice Hotels International, Inc. ("Choice") and Sunburst Hospitality Corporation ("Sunburst") (collectively, the "Parties"), with respect to the following:

          WHEREAS, Sunburst is engaged in the buying, developing and operating of hotel properties;

          WHEREAS, Choice is engaged in franchising and managing hotels and in providing various services for its franchises to strengthen particular hotel brands, including the operation of a national reservation system for Choice's brands and the conducting of advertising and marketing activities on behalf of franchises of Choice's brands;

          WHEREAS, prior to October 15, 1997, Sunburst was the common parent of a consolidated group that included as one of its subsidiaries Choice;

          WHEREAS, effective October 15, 1997, Sunburst distributed all of the outstanding common stock of Choice pro rata to Sunburst's shareholders (the
                                   --- ----
"Distribution");

          WHEREAS, in connection with such Distribution, Sunburst and Choice entered into a Strategic Alliance Agreement in part to establish a relationship whereby Sunburst would develop and acquire certain hotels to be franchised by Choice and the Parties would cooperate with respect to matters of mutual interest;

          WHEREAS, on October 15, 1997, Sunburst issued to Choice a Subordinated Note due October 15, 2002 in the principal amount of $115,000,000 and containing the terms set forth therein (the "Term Note");

          WHEREAS, Choice and Sunburst entered into an Omnibus Agreement (the "First Omnibus Amendment Agreement") dated December 28, 1998, to, among other things, amend the terms of the Strategic Alliance Agreement and the Term Note, and entered into a Second Omnibus Amendment Agreement (the "Second Omnibus Amendment Agreement") dated February 29, 2000, to, among other things, further amend the Strategic Alliance Agreement and the Term Note as amended by the First Omnibus Amendment Agreement;

          WHEREAS, under the terms of the Term Note (as amended) a "Change of Control" (as defined therein) of Sunburst constitutes an Event of Default and Sunburst currently desires to enter into a merger with an entity controlled by certain Sunburst affiliates and members of Sunburst management (the "MBO") the consummation of which would constitute a Change of Control of Sunburst under the Term Note; and

          WHEREAS, in order to permit Sunburst to consummate the MBO, and in contemplation of the MBO occurring, the Parties desire to enter into the transaction set forth herein;

          NOW, THEREFORE, Choice and Sunburst agree as follows:

                                  ARTICLE ONE

                        AMENDED AND RESTATED AGREEMENTS

          1.1  Strategic Alliance Agreement.  On the Closing Date, subject to
               ----------------------------
the conditions set forth herein, the Parties shall enter into the Amended and Restated Strategic Alliance Agreement, substantially in the form attached hereto as Exhibit A.
   ---------

          1.2  Omnibus Amendment to Franchising Agreements.  On the Closing
               -------------------------------------------
Date, subject to the conditions set forth herein, the Parties shall enter into the Amended and Restated Omnibus Amendment to Franchising Agreements, substantially in the form attached hereto as Exhibit B.
                                             ---------

          1.3  Indenture.  On the Closing Date, subject to the conditions set
               ---------
forth herein, Sunburst shall enter into an indenture (the "Indenture") as contemplated by the "Description of Senior Subordinated Discount Notes" attached hereto as Exhibit C, if Notes are issued pursuant to Section 2.1.
          ---------

                                  ARTICLE TWO

                                   TERM NOTE

          2.1  Exchange.  Choice hereby agrees, subject to the satisfaction of
               --------
the conditions set forth herein, on the Closing Date, to surrender to Sunburst for cancellation the Term Note upon receipt of and in exchange for (i) the issuance by Sunburst to Choice under the Indenture of Senior Subordinated Discount Notes due 2007 (the "Notes") with an aggregate principal amount at maturity of seventy million eight hundred and thirty-one thousand dollars ($70,831,000) and representing an aggregate accreted value on the date of issuance of sixty million dollars ($60,000,000); provided, however, that, (a) in lieu of issuing the Notes, Sunburst may elect to pay to Choice on the Closing Date by wire transfer of immediately available funds an additional amount of cash in the amount of $50,000,000 or (b) Sunburst may elect to issue less than sixty million dollars ($60,000,000) accreted value of Notes and correspondingly pay an amount in cash equal to the product of (I) sixty million dollars ($60,000,000) less the accreted value of the Notes to be issued and (II) 0.8333,
(ii) the payment by Sunburst to Choice by wire transfer of immediately available
funds of an amount equal to $          million ($          ) and (iii) the
payment by Sunburst to Choice by wire transfer of immediately available funds of an amount of accrued but unpaid interest on the principal balance of the Term Note from and including June 30, 2000 and through but excluding the Closing Date.

          2.2  Registration Rights.  The Parties acknowledge that Choice
               -------------------
reserves the right to sell the Notes in whole or in part at any time prior to the maturity date for the Notes. Accordingly, if Notes are issued pursuant to
Section 2.1. Sunburst agrees to enter into a registration rights agreement on the Closing Date with terms consistent with the registration rights provisions set forth in the "Description of Senior Subordinated Notes" attached hereto as Exhibit C. Sunburst agrees to, and agrees use all commercially reasonable
---------
efforts to cause its affiliates and advisors to, take any and all actions necessary in the reasonable judgment of Choice and its advisors, in order to enable Choice to sell the Notes in one or more sales under a shelf registration under the Securities Act of 1933 or one private placement exempt from the registration requirements thereof (which may take the form of a 144A private placement with a subsequent registered exchange offer) not inconsistent with the terms of the Registration Rights Agreement but which shall include all actions of an issuer of securities in an offering under Rule 144A under the Securities Act.

          2.3  Rating of the Notes.  Sunburst shall use all commercially
               -------------------
reasonable best efforts to cause the Notes to be rated by Standard & Poor's and Moody's (or, if one of such rating agencies shall not rate the Notes, by Fitch as an alternate rating agency) prior to the Closing Date, if Notes are issued pursuant to Section 2.1. Notwithstanding the foregoing, if the Notes shall not have been rated by such two rating agencies on or prior to the Closing Date, Sunburst shall pay to Choice, as liquidated damages, the sum of nine hundred thousand dollars ($900,000) promptly.

          2.4 Sunburst's agreement to market the Notes, including obtaining a rating and any due diligence that may be required by prospective investors, is subject to reimbursement of Sunburst's time and expenses by Choice.

                                 ARTICLE THREE

                               OTHER AGREEMENTS

          3.1  Hotel Site.  On or prior to the Closing Date, Sunburst shall
               ----------
convey to Choice all title in fee simple to the parcel of land in Mount Laurel, New Jersey described on Schedule 3.1 hereto (the "Parcel"). The Parcel shall be
                        ------------
conveyed to Choice free and clear of all encumbrances, except for the encumbrances set forth on Schedule 3.1 hereto ("Permitted Encumbrances").

          3.2  Representations and Warranties.  As an inducement to enter into
               ------------------------------
this HOA, Sunburst represents and warrants to Choice as follows:

          (a) As of the Closing, Sunburst or its subsidiary will have the right, power and authority to sell and convey the Parcel to Choice and, other than this HOA, Sunburst has not entered into any agreement granting to any person any option, right of first refusal or similar right with respect to the right, title and interests in the Parcel;

          (b) (i) There is no litigation or governmental, administrative or arbitration proceedings or investigations pending or, to Sunburst's knowledge, threatened against Sunburst or its subsidiaries (solely as such affects the Parcel) or the Parcel, (ii) there are no unsatisfied judgments, arbitration awards or judicial orders against Sunburst or its subsidiaries (solely as such affects the Parcel) or the Parcel and (iii) there are no pending or, to Sunburst's knowledge, threatened complaints, charges, petitions or claims against Sunburst or its subsidiaries (solely as such affects the Parcel) or the Parcel;

          (c) Sunburst has not received any written notice from any governmental authority with respect to any actual or threatened taking of the Parcel or any portion thereof by the exercise of the right of condemnation or eminent domain;

          (d) Sunburst, to the best of its knowledge, is in material compliance with each, and is not in material violation of any, law, ordinance or governmental rule or regulation (including, without limitation, any and all applicable Environmental Laws (as hereinafter defined), and building and zoning ordinances) to which Sunburst's business (solely as it affects the Parcel) or the Parcel is subject; Sunburst has not failed to obtain any license, permit, certificate or other governmental authorization or inspection necessary to the ownership or use of the Parcel or the conduct of Sunburst's business (solely as it affects the Parcel); and Sunburst has not received any written communication that alleges that Sunburst is not in compliance with any Environmental Laws or other law, ordinance or governmental rule or regulation, it being understood that for the purposes of this Agreement, the term "Environmental Law" shall mean all applicable laws and regulations of any governmental authority applicable to the Parcel and relating to (i) pollution, (ii) the protection of employee health or
     (iii) the environment (including ambient air, surface water, groundwater, land surface, or subsurface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products;

          (e)  Attached hereto as Exhibit D is the most recently prepared
                                  ---------
     environmental survey (Phase I or otherwise) of the Parcel (including all amendments and supplements thereto) (the "Environmental Survey"). To the best of Sunburst's knowledge, the Environmental Survey is true and accurate in all material respects as of the date hereof; and

          (f)  Attached hereto as Exhibit E is the most recently prepared survey
                                  ---------
     of the Parcel (including all amendments and supplement thereto) (the "Land Survey"). To the best of Sunburst's knowledge, the Land Survey is true and accurate in all material respects as of the date hereof.

          (g)  The information attached hereto as Exhibit F is accurate in all
                                                  ----------
     material respects and fairly reflects the transactions contemplated in the Recapitalization Agreement provided to Choice on September 20, 2000.

          (h) The description of the transactions contemplated as part of the recapitalization of Sunburst pursuant to the merger between Sunburst and Nova Finance Company LLC and the related transactions thereto provided to Choice and its advisors prior to the date hereof do not vary, in any material respect, from the description of the transactions set forth in the Recapitalization Agreement provided to Choice on September 20, 2000.

          3.3  Survival and Indemnity.  (a)  The truth, accuracy and
               ----------------------
completeness of each of the representations and warranties of Sunburst herein set forth shall constitute a condition precedent to the obligations of Sunburst and Choice, respectively, hereunder. Such representations, warranties and covenants herein set forth shall survive the Closing for the period of the applicable statute of limitations. Sunburst agrees to indemnify, defend and hold harmless Choice and any of its affiliates from any claim, damage, demand, liability, loss or cost (including costs of investigation and defense and reasonable attorneys' fees and costs) or diminution of value, whether or not involving a third party claim (collectively, "Damages"), which results from (i) any material breach of or inaccuracy in the respective representations, warranties and covenants of

Sunburst set forth above; or (ii) from any injuries to person or property that occur or arise out of the Parcel prior to Closing.

          (b) Choice agrees to indemnify, defend and hold harmless Sunburst and any of its affiliates from any Damages relating to the Parcel resulting solely from facts or circumstances occurring from and after the Closing.

                                 ARTICLE FOUR

                             CONDITIONS TO CLOSING

          4.1  Conditions to Obligations of the Parties.  The Parties'
               ----------------------------------------
obligations to execute the Amended and Restated Strategic Alliance Agreement and the Amended and Restated Omnibus Amendment to Franchising Agreements and to enter into the transactions contemplated hereby (the "New Documents") are subject to the fulfillment to the Parties' reasonable satisfaction, prior to or at the Closing, of the following conditions:

          (a)  No Government or Other Proceedings or Litigation.   There shall
               ------------------------------------------------
     be no injunction or court order restraining consummation of the transactions contemplated hereunder and there shall be no pending or threatened action or proceeding by or before a court or governmental body seeking to restrain or invalidate all or any portion of the transactions contemplated hereunder, and there shall not have been adopted any law or regulation making all or any portion of the transactions contemplated hereunder illegal.

          (b)  Governmental Approvals.  Any governmental approval required under
               ----------------------
     any law or regulation applicable to the transactions contemplated hereunder shall have been obtained.

          (c)  MBO.  All conditions to the closing of the Merger contained in
               ---
     the Recapitalization Agreement of even date herewith (other than the satisfaction of the other conditions to Closing hereunder) between Sunburst and Nova Finance Company LLC shall have been satisfied.

          4.2 Choice's obligation to execute the New Documents and to enter into the other transaction contemplated hereby is subject to the fulfillment to Choice's reasonable satisfaction, prior to or at the Closing, of the following additional conditions:

          (a) Sunburst has delivered to Choice free and clear title to the Parcel, subject only to Permitted Encumbrances.

          (b) The covenants and representations and warranties of Sunburst in this HOA shall be correct when made and on the Closing Date.

          (c) The transactions contemplated in the copy of the Recapitalization Agreement provided to Choice on September 20, 2000 shall be consummated substantially as set forth therein without material modification, waiver or amendments to the terms thereof.

                                 ARTICLE FIVE

                                    CLOSING

          5.1 The execution of the New Documents and the consummation of the other transaction contemplated hereby (the "Closing") will take place at Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005, at 10:00 a.m. on a date mutually agreed upon following the satisfaction of all conditions herein (the "Closing Date").

          At the Closing the deliveries set forth in Sections 5.2 and 5.3 will be deemed to occur substantially contemporaneously.

          5.2  Sunburst shall, at the Closing, deliver to Choice:

          (a) the cash payments contemplated by Sections 2.1(ii) and (iii) and, if applicable, Section 2.1(i) by wire transfer of immediately available funds to an account specified in writing by Choice;

          (b) if Notes are to be issued pursuant to Section 2.1, the Notes as contemplated by Section 2.1(i);

          (c) if Notes are to be issued pursuant to Section 2.1, an executed copy of the Indenture;

          (d) if Notes are to be issued pursuant to Section 2.1, an executed copy of the Registration Rights Agreement;

          (e) executed copies of the Amended and Restated Strategic Alliance Agreement and the Amended and Restated Omnibus Amendment to Franchising Agreements; and

          (f)  the following documents with respect to the conveyance of the
Parcel:

             (1) A Special Warranty Deed executed by Sunburst conveying such Parcel to Choice, subject only to Permitted Encumbrances and title exceptions, along with transfer tax forms or affidavits as may be required for recordation of such Deed in the appropriate jurisdiction;

             (2) An assignment agreement executed by Sunburst assigning to Choice all of Sunburst's rights and obligations under any contracts or other intangibles relating to the Parcel, together with copies of documentation relating thereto;

             (3) A Title Policy in such form as is reasonably acceptable to Choice, the cost of which will be shared equally by Sunburst and Choice;

             (4) Such affidavits and other documents as may be reasonably requested by the title insurer to issue the Title Policy in accordance with the terms of the title commitment, as marked by Choice;

             (5) An affidavit executed by Sunburst confirming that Sunburst is not a foreign person within the purview of 26 U.S.C. (S) 1445 and the regulations issued thereunder;

             (6) Such resolutions, certificates of good standing and incumbency certificates and other evidence of authority with respect to Sunburst as may be reasonably requested by Choice or the title insurer; and

             (7) A certificate of the chief executive officer or chief financial officer of Sunburst confirming the continued accuracy as of the Closing of the representations and warranties of Sunburst set forth in Section 3.2 above.

          5.3  Choice shall, at the Closing, deliver to Sunburst:

          (a)  the Term Note marked "cancelled"; and

          (b) executed copies of the Amended and Restated Strategic Alliance Agreement and the Amended and Restated Omnibus Amendment to Franchising Agreements.

          5.4 In addition, the Parties shall deliver and execute all other documents the Parties may reasonably require.


                                  ARTICLE SIX

                            TERMINATION PROVISIONS

          6.1  This HOA will terminate upon the earliest of the following:

          (a)  Written agreement by the Parties to terminate this HOA; or

          (b) In the event of a breach of this HOA by either Party and upon written notice to the offending Party of said breach; provided, however, that
                                                      --------  -------
the notifying Party may not terminate this HOA if the offending Party has cured the breach within thirty (30) days; or

          (c) On February 28, 2001, if the Closing, as contemplated herein, has not occurred by that date.

                                 ARTICLE SEVEN

                                 MISCELLANEOUS

          7.1  Modification.  This HOA may only be amended, modified or
               ------------
supplemented in a written agreement signed by both Parties.

          7.2  Waiver.  No term or condition of this HOA shall be deemed to have
               ------
been waived, nor shall there be any estoppel against the enforcement of any provision hereof, except by written instrument of the Party charged with such waiver or estoppel.

          7.3  Governing Law.  This HOA shall be construed in accordance with
               -------------
the laws of the State of Maryland without giving effect to the principles of conflict of laws.

          7.4  Headings.  The headings of the sections of this HOA are for
               --------
convenience only and shall not affect the construction of this HOA.

          7.5  Notices.  All notices and other communications hereunder shall be
               -------
in writing and shall be delivered by hand or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

               To Sunburst:

               Sunburst Hospitality Corporation
               10770 Columbia Pike
               Silver Spring, Maryland 20901
               Attention:  General Counsel

               To Choice:

               Choice Hotels International, Inc.
               10750 Columbia Pike
               Silver Spring, Maryland 20901
               Attention:  General Counsel

          7.6  Assignment.  Neither Party shall sell, assign, pledge or
               ----------
otherwise transfer its interest in this HOA or any part thereof without the prior written consent of the other Party, except to an entity succeeding to substantially all of the business and operations of such Party. The transferring Party shall remain liable for liabilities and obligations existing at the time of such transfer. Subject to the foregoing, this HOA shall bind and inure to the benefit of the Parties' respective successors and permitted assigns.

          7.7  Counterparts.  This HOA may be executed in two counterparts, each
               ------------
of which shall be deemed an original, but which together shall constitute one and the same instrument.

          7.8  No Joint Venture or Agency.  This HOA is not intended to create a
               --------------------------
joint venture, partnership or any other similar arrangement between the Parties, and neither Party shall be authorized to act as an agent of the other Party, except as expressly provided herein. Notwithstanding the foregoing, each Party shall be free to designate the other as its agent for appropriate purposes.

          7.9  Severability.  If any provision of this HOA shall to any extent
               ------------
be invalid or unenforceable, the remainder of this HOA shall not be affected thereby, and each provision shall be valid and enforceable to the fullest extent permitted by law.

          7.10  Entire Agreement.  This HOA contains the entire agreement
                ----------------
between the Parties hereto. There are no representations, inducements, promises, arrangements, agreements or undertakings, oral or written, between the Parties other than those set forth herein respecting the matters addressed in
this HOA.   In entering into this HOA, each of the Parties agrees that it did not rely on any promises, representations or agreements not expressly contained herein.

          7.11  Consent to Jurisdiction.  The Parties irrevocably submit to the
                -----------------------
exclusive jurisdiction of (a) the Courts of the State of Maryland in Montgomery County, and (b) the United States District Court for the State of Maryland for the purposes of any suit, action or other proceeding arising out of this HOA. Each party hereto hereby irrevocably designates, appoints and empowers Corporation Services Company, 1013 Centre Road, Wilmington, DE 19805 as its true and lawful agent and attorney-in-fact in its name, place and stead to receive on its behalf service of process in any action, suit or proceeding with respect to any matters as to which it has submitted to jurisdiction as set forth in the immediately preceding sentence.

          IN WITNESS THEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                         CHOICE HOTELS INTERNATIONAL, INC.

                         By:
                            ---------------------------------
                            Name:
                            Title:

                         SUNBURST HOSPITALITY CORPORATION

                         By:
                            ---------------------------------
                            Name:
                            Title:

                                                                       Exhibit A
                                                                       ---------

                                                                       Exhibit B
                                                                       ---------

                                                                       Exhibit C
                                                                       ---------

                                                                       Exhibit D
                                                                       ---------

                                                                       Exhibit E
                                                                       ---------

                                                                       Exhibit F
                                                                       ---------

                                                                    Schedule 3.1
                                                                    ------------

                                                                       EXHIBIT A
                                                                       ---------


               AMENDED AND RESTATED STRATEGIC ALLIANCE AGREEMENT
               -------------------------------------------------

          This Amended and Restated Strategic Alliance Agreement (this "Agreement") is entered into as of the _____ day of ______, 2000 (the "Effective Date") by and between Choice Hotels International, Inc., a Delaware Corporation formerly known as "Choice Hotels Franchising, Inc." ("Franchising"), and Sunburst Hospitality Corporation, a Delaware Corporation formerly known as "Choice Hotels International, Inc." ("Realco") (collectively, the "Parties"), and amends and restates the original Strategic Alliance Agreement (as amended by the First Omnibus Amendment Agreement and the Second Omnibus Amendment Agreement (each as defined below)).

          WHEREAS, Realco is engaged in the buying, developing and operating of hotel properties;

          WHEREAS, Franchising is engaged in franchising and managing hotels and in providing various services for its franchisees to strengthen particular hotel brands, including the operation of a national reservations system for Franchising's brands and the conducting of advertising and marketing activities on behalf of franchisees of Franchising's brands;

          WHEREAS, prior to October 15, 1997, Realco was the common parent of a consolidated group that included as one of its subsidiaries Franchising;

          WHEREAS, effective October 15, 1997, the Parties entered into a Distribution Agreement, pursuant to which Realco distributed all of the outstanding common stock of Franchising pro rata to Realco's shareholders (the "Distribution");

          WHEREAS, at the time of the Distribution, the Parties determined that it was mutually beneficial to Realco and Franchising to establish a relationship whereby Realco would develop or acquire certain hotels to be franchised by Franchising and the Parties would cooperate with respect to matters of mutual interest;

          WHEREAS, to implement the foregoing and other arrangements between the Parties, Realco and Franchising entered into that certain Strategic Alliance Agreement dated as of October 15, 1997 (the "Original Agreement");

          WHEREAS, Realco and Franchising entered into an Omnibus Amendment Agreement (the "First Omnibus Amendment Agreement") dated December 28, 1998, to, among other things, amend the terms of the Original Agreement, and entered into a Second Omnibus Amendment Agreement (the "Second Omnibus Amendment Agreement") dated February 29, 2000, to, among other things, further amend the Original Agreement as amended by the Omnibus Amendment Agreement (the Original Agreement as so amended and further amended, the "Amended Strategic Alliance Agreement"); and

          WHEREAS, Franchising and Realco desire to further amend the Amended Strategic Alliance Agreement and to restate the Amended Strategic Alliance Agreement (as so amended) in a single agreement;

          NOW, THEREFORE, Franchising and Realco agree as follows:

1.   Definitions
     -----------

     1.1 Terms defined in the Distribution Agreement shall have the same meanings when used in this Agreement.

2.   Term
     ----

     2.1 This Agreement shall go into effect on the date of the Distribution (the "Effective Date") and shall continue in force until October 15, 2002 (the "Expiration Date"), except for Section 4.2, which shall survive until October 15, 2003, and Section 7.1 of this Agreement, which shall survive so long as any franchising agreements between Realco and Franchising are in effect. This Agreement may be renewed upon the mutual consent of the Parties.

3.   Franchising of Realco Hotels; PIP Matters
     -----------------------------------------

     3.1 Until the Expiration Date, Realco shall give Franchising written notice at least fourteen days prior to executing a franchise application with a third party with respect to the franchising of a hotel or lodging property. Such written notice shall include a summary term sheet of the proposed arrangement with the third party. Franchising shall have the opportunity to present Realco with a plan to brand the hotel or lodging property with one of its brands, provided that Realco shall have no obligation to enter into an
            --------
agreement with Franchising to use any of its brands on the hotel or lodging property.

     3.2 In the event any Franchising-branded Realco hotel is sold during the term of the Agreement, the property improvement plan ("PIP") for any such hotel imposed by Franchising as a condition for relicensing will be essentially limited to items necessary to pass Franchising's Quality Assurance Review ("QAR"). Accordingly, passing hotels will be subject to a minimal or no PIP, and failing hotels will be subject to correcting only those items that caused the QAR failure.

4.   Development
     -----------

     4.1 Realco and Franchising have completed a program under which Realco has developed the twenty-one MainStay Suite Hotels listed on Appendix I attached
                                                         ----------
hereto and which are franchised by Franchising (the "MainStay Quota"). For purposes of this Section 4.1, the following shall be included in the MainStay Quota, notwithstanding Realco's transfer of such hotels prior to the Expiration
Date:

          (a) The three MainStay Suites properties transferred pursuant to the Put Call Agreement between Realco and Franchising;

          (b)  The two MainStay Suites properties identified in Appendix II
                                                                -----------
     attached hereto; and

          (c) Any MainStay Suite property sold, transferred or conveyed by Realco if such property is relicensed by the new owner or transferee as a MainStay Suites property under market terms acceptable to Franchising.

     4.2 Realco asserts that if it completes the construction of any new hotel properties on or prior to October 15, 2003, the first four (or such lesser number as are constructed) of such newly constructed hotel properties will be branded with a Franchising brand.

5.   New Product/Concept Testing
     ---------------------------

     5.1 Realco and Franchising desire to continue their relationship under which certain new products/concepts are tested for Franchising at hotels owned by Realco. The Parties agree to negotiate in good faith on a case by case basis with respect to the terms of such participation by Realco in new product/concept testing. In the event Franchising desires to test or research any new product/concept in Realco hotels, Franchising shall deliver to Realco a written description of the new product/concept and plans for its testing or research. The Parties shall then evaluate appropriate compensation for Realco to receive, which compensation shall include all direct and indirect costs associated with the project and an opportunity cost factor, such that the capital invested by Realco will receive a return on investment equivalent to Realco's incremental cost of capital.

     5.2 In the event Franchising franchises a new brand or concept, Franchising agrees that no other franchisee shall receive more favorable terms or conditions than those offered to Realco.

6.   Realco Preferred Vendor Programs
     --------------------------------

     6.1 Except as set forth in this Section 6, Realco intends to make direct purchases from third parties for products and services respecting its hotels. Notwithstanding the foregoing, Realco agrees that Franchising may negotiate with third party vendors of hotel services and products with respect to the provision of such services and products to Realco. Once an opportunity to make a purchase on behalf of Realco is identified by Franchising, Franchising will promptly consult with Realco to ensure that the economic terms and services to be provided are equal to or better than those available to Realco, and that entering into such an agreement would not be inconsistent with any then existing agreements to which Realco is a party. Realco shall then promptly advise Franchising in writing whether it grants Franchising the authority to negotiate the relevant purchase for execution by Realco.

     6.2 No agreement negotiated by Franchising on behalf of Realco shall contain a price commitment for a period greater than one year. In addition, Realco will be entitled to receive the benefits of any other provisions negotiated by Franchising on behalf of its other franchisees with such vendors.

7.   Dispute and Main Stay Brand Issues Resolution
     ---------------------------------------------

     7.1  Arbitration.  Notwithstanding anything contained in this Agreement to
          -----------
the contrary, any claim arising out of or related to this Agreement which has not been resolved by mutual agreement of the Parties after a written notice of the claim by the complaining Party to the other Party and a forty-five (45) day negotiation period in which the Parties try to resolve the claim, shall be finally settled by arbitration. Such arbitration shall be conducted in Bethesda, Maryland in accordance with the Commercial Rules of the American Arbitration Association then in effect, as modified or supplemented herein, or as the Parties mutually agree otherwise. Notwithstanding the rules of the arbitral body, the Parties hereto agree (a) that any arbitration shall be presided over by a single arbitrator, who shall have been admitted to the practice of law, and be in good standing or on retirement status in any of the fifty United States or the District of Columbia and have experience in hotel franchise matters, (b) that the arbitrator shall base his decision on the facts as presented into evidence, and (c) that the arbitrator shall prepare a written memorandum of decision setting forth the findings of fact and conclusions of law. The arbitrator shall be selected by the Parties. If they cannot agree on such selection within a thirty (30) day period, they shall ask the American Arbitration Association to appoint an arbitrator. The decision of the arbitrator shall be final, and judgment may be entered upon it in accordance with the applicable law in any court having jurisdiction. Any claim for relief made pursuant to this Agreement shall be made within one (1) year from the date upon which the claim arose. All costs of the arbitration shall be borne by the Party determined to be the losing Party by the arbitrator. For purposes of determining the prevailing and losing Party, the arbitrator may consider offers of settlement by either Party, or both of them. The Circuit Court of Montgomery County, Maryland shall have exclusive jurisdiction to enforce this arbitration provision, for injunctive relief in and of arbitration and for enforcement of any arbitration award.

8.   Modification
     ------------

     8.1 This Agreement may only be amended, modified or supplemented in a written agreement signed by both Parties.

9.   Waiver
     ------

     9.1 No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision hereof, except by written instrument of the Party charged with such waiver or estoppel.

10.  Governing Law
     -------------

     10.1 This Agreement shall be construed in accordance with the laws of the State of Maryland without giving effect to the principles of conflict of laws.

11.  Headings
     --------

     11.1 The headings of the sections of this Agreement are for convenience only and shall not affect the construction of this Agreement.

12.  Notices
     -------

     12.1 All notices and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

          To Realco:

          Sunburst Hospitality Corporation
          10770 Columbia Pike
          Silver Spring, Maryland  20901
          Attention:  General Counsel

          To Franchising:

          Choice Hotels International, Inc.
          10750 Columbia Pike
          Silver Spring, Maryland  20901
          Attention:  General Counsel

13.  Assignment
     ----------

     13.1 Neither Party shall sell, assign, pledge or otherwise transfer its interest in this Agreement or any part thereof without the prior written consent of the other Party, except to an entity succeeding to substantially all of the business and operations of such Party. The transferring Party shall remain liable for liabilities and obligations existing at the time of such transfer. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the Parties' respective successors and permitted assigns.

14.  Counterparts
     ------------

     14.1 This Agreement may be executed in two counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

15.  No Joint Venture or Agency
     --------------------------

     15.1 This Agreement is not intended to create a joint venture, partnership or any other similar arrangement between the Parties, and neither Party shall be authorized to act as an agent of the other Party, except as expressly provided herein. Notwithstanding the foregoing, each Party shall be free to designate the other as its agent for appropriate purposes.

16.  Severability
     ------------

     16.1 If any provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each provision shall be valid and enforceable to the fullest extent permitted by law.

17.  Entire Agreement
     ----------------

     17.1 This Agreement contains the entire Agreement between the Parties hereto with respect to the subject matter hereof. There are no representations, inducements, promises, arrangements, agreements or undertakings, oral or written, between the Parties other than those set forth herein respecting the
matters addressed  in this Agreement.   In entering this Agreement, each of the
Parties agrees that it did not rely on any promises, representations or agreements not expressly contained herein. The Parties hereto acknowledge and agree that this Agreement supersedes and replaces the Amended Strategic Alliance Agreement in its entirety; provided, however, that the provisions of Section 3.1
                           --------  -------
of the First Omnibus Agreement and Section 3.1 of the Second Omnibus Agreement shall not be affected hereby.

18.  Consent to Jurisdiction
     -----------------------

     18.1 Subject to Section 7.1 hereof, the parties irrevocably submit to the exclusive jurisdiction of (a) the Courts of the State of Maryland in Montgomery County, and (b) the United States District Court for the State of Maryland for the purposes of any suit, action or other proceeding arising out of this Agreement. Each Party hereby irrevocably designates, appoints and empowers Corporation Services Company, 1013 Centre Road, Wilmington, DE 19805 as its true and lawful agent and attorney-in-fact in its name, place, and stead to receive on its behalf service of process in any action, suit, or proceeding with respect to any matters as to which it has submitted to jurisdiction as set forth in the immediately preceding sentence.

          IN WITNESS THEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                         CHOICE HOTELS INTERNATIONAL, INC.

                         By:
                            ------------------------------------
                            Name:
                            Title:

                         SUNBURST HOSPITALITY CORPORATION

                         By:
                            ------------------------------------
                            Name:
                            Title:

                                  APPENDIX I

          Prop. #         Location                 Opening Date
1         850             Plano, TX                  10/21/96
2         854             Warwick, RI                 9/17/97
3         857             Blue Ash, OH               11/24/97
4         856             Louisville, KY              1/19/98
5         861             Indianapolis, IN            1/19/98
6         860             Greenville, SC              1/23/98
7         853             Kansas City, MO             1/30/98
8         855             Brentwood, TN               3/19/98
9         859             Lake Mary, FL               3/25/98
10        851             Denver Tech, CO             4/20/98
11        858             Jacksonville, FL            5/25/98
12        863             Pittsburgh, PA              7/27/98
13        862             Fishkill, NY                 8/5/98
14        852             Miami Springs, FL          12/28/98
15        864             Tempe, AZ                   2/22/99
16        867             Peabody, MA                 4/26/99
17        865             Annapolis, MD               6/24/99
18        869             North Charleston, SC         9/3/99
19        870             Malvern, PA                 10/7/99
20        868             Raleigh, NC                10/22/99
21        874             Secaucus, NJ                 3/3/00

                                  APPENDIX II
                                  -----------

                       HOTELS PERMITTED TO BE RE-FLAGGED
                                  (LIMIT TWO)

Blue Ash, Ohio

Louisville, Kentucky

Indianapolis, Indiana

Kansas City, Missouri

Jacksonville, Florida

North Charleston, South Carolina

Raleigh, North Carolina

Lake Mary, Florida

Denver Tech, Colorado

                                                                       EXHIBIT B
                                                                       ---------

       AMENDED AND RESTATED OMNIBUS AMENDMENT TO FRANCHISING AGREEMENTS
       ----------------------------------------------------------------

          This Amended and Restated Omnibus Amendment to Franchising Agreements between Choice Hotels International, Inc. ("Choice" or, as sometimes used herein, "Franchising") and Sunburst Hospitality Corporation ("Sunburst" or, as sometimes used herein, "Realco") (this "Agreement") is made this 20th day of September, 2000 by and between Choice and Sunburst (the "Parties").

          WHEREAS, through the date hereof, Choice and Sunburst have entered into the hotel or lodging property franchise agreements listed on Schedule A
                                                                  ----------
attached hereto (each, an "Existing Franchise Agreement" and together the "Existing Franchise Agreements");

          WHEREAS, Choice and Sunburst have amended the Existing Franchise Agreements pursuant to amendments added to that certain Strategic Alliance Agreement dated October 15, 1997 between the Parties (the "Strategic Alliance Agreement") pursuant to certain provisions of that certain Omnibus Amendment Agreement between the Parties dated as of December 28, 1998 (the "First Omnibus Amendment Agreement") and amendments added to the Strategic Alliance Agreement and to the Existing Franchise Agreements in each case pursuant to that certain Second Omnibus Amendment Agreement between the Parties dated February 28, 2000 (the "Second Omnibus Amendment Agreement");

          WHEREAS, pursuant to that certain Heads of Agreement dated as of
[           ] 2000, Sunburst shall substantially contemporaneously with the execution of this Agreement on the date hereof, subject to the satisfaction of certain conditions contained in the Heads of Agreement, issue to Choice a Senior Subordinated Note due 2007, in the principal amount at maturity of $70,831,000 and with an accreted value on such date of $60,000,000; and

          WHEREAS, Choice and Sunburst desire to restate the amendments to the Existing Franchising Agreements previously contained in the Strategic Alliance Agreement (pursuant to the First Omnibus Amendment Agreement and the Second Omnibus Amendment Agreement) to further amend the Existing Franchise Agreements;

          NOW, THEREFORE, Choice and Sunburst agree as follows:

     1.  Definitions.
         -----------

     1.1 Any capitalized term used within this Agreement and not defined within this Agreement will have the meaning ascribed to such term in the Strategic Alliance Agreement.

     2.  Liquidated Damages Provision and Other Amendments.
         -------------------------------------------------

     2.1  Liquidated Damages Provision.
          ----------------------------

          (a) Any and all franchising agreements entered into prior to, on or after December 28, 1998, by and between Franchising and Realco (or any of their respective predecessors or affiliates), except any franchising agreements related to (i) Mainstay Suites and Sleep Inns or (ii) any other hotels owned by Realco that carried a Franchising brand which is not sold by Realco within three years from the date such hotel was reflagged with a different non-Franchising brand (the "Reflagged Hotels"), are hereby amended such that any references to liquidated damages are deleted and Franchising agrees that it waives any claim it may have against Realco for lost future profits arising from such franchising agreements.

          (b) Provided that Realco is not in default under the $115,000,000 Subordinated Note dated October 15, 1997 (or any replacement or restructuring of such Note) and provided, further, that, at the time of any such default, Choice remains the holder of such Note, Section 10.d.2 of the respective franchising agreements entered into prior to, on or after December 28, 1998 by and between Franchising and Realco related to MainStay Suite Hotels and Sleep Inns or any Reflagged Hotel is hereby amended by include the following:

                    "Any liquidated damages to be paid pursuant to this section will not exceed a maximum of $100,000."

          (c) Notwithstanding the terms of any and all franchising agreements entered into prior to, on or after December 28, 1998 by and between Franchising and Realco (or any of their respective predecessors or affiliates) related to the twenty-one MainStay Suite Hotels subject to the MainStay Quota, Realco agrees that it shall not reflag any such MainStay Suite Hotel, through a sale or otherwise, or seek termination of any such franchising agreement or fail to enter into a franchising agreement for any such hotels or allow any other brand to be flagged to any such hotel prior to October 15, 2003; provided, however,
                                                           --------  -------
Realco may prior to October 15, 2003: (i) reflag, or permit the reflagging of, up to two of the properties so identified on Appendix I attached hereto; and
                                             ----------
(ii) sell, transfer or convey any such MainStay Suites hotel if such property is relicensed by the new owner or transferee as a MainStay Suites under market terms acceptable to Franchising. Upon an event specified in clause (i) or (ii) of the preceding sentence, Franchising shall terminate the respective franchise agreements and waive any claim for damages against Realco caused by such reflagging, sale, transfer or termination including the obligation to pay liquidated damages. After October 15, 2003, Realco may reflag, or permit the reflagging of, any MainStay Suite Hotels and terminate any such franchising agreement and Franchising shall waive any claim against Realco for damages caused by such reflagging or termination, including liquidated damages, if (x) Realco gives thirty days prior written notice to Franchising and (y) Realco pays Franchising $100,000 as a termination fee for each MainStay Suites Hotel, other than the two properties referred to in clause (i) above, that is to be reflagged or for which the franchising agreement is to be terminated. Franchising and Realco agree that irreparable damage would occur in the event any of the provisions of this Section 2.1(c) were not performed in accordance with the terms hereof and that Franchising's remedy at law for any breach of Realco's obligations hereunder would be inadequate. Realco agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision hereof without the necessity of proof of actual damage.

          (d) Franchising and Realco acknowledge that the reference in Sections 2.1(a) and (b) above to the liquidated damages provision applicable to Sleep Inn franchise agreements is intended as a termination fee such that Realco has the right at any time to terminate any such Sleep Inn franchise agreements upon payment to Franchising of $100,000 per agreement and Franchising shall waive any claim against Realco for damages caused by such termination, including liquidated damages.

          (e) Franchising and Realco acknowledge that pursuant to Sections 2.1(a) and (b) above, if Realco reflags a hotel or lodging property that is neither a Sleep Inn nor MainStay Suite Hotel and that hotel or lodging property is not sold by Realco within three years from the date it was flagged with a non-Franchising brand, then on such third anniversary Realco shall pay Franchising $100,000 in liquidated damages for each such reflagged hotel or lodging property and Franchising shall waive any claim against Realco for damages caused by such reflagging, including liquidated damages.

          2.2  Other Amendments to Franchising Agreements.  Notwithstanding any
               ------------------------------------------
other terms in any franchising agreements entered into prior to, on or after December 28, 1998, by and between Franchising and Realco (or any of their respective predecessors or affiliates), the following terms shall apply from and after such date to the relevant franchising agreements:

          (a) Realco shall pay to Franchising in cash an application fee of $20,000 upon execution of a franchise agreement from and after December 28, 1998.

          (b) No royalty, marketing or reservation fees shall be payable for a period of two years with respect to the first ten such agreements entered into by Realco after December 28, 1998 and at the end of such period, the initial fee schedule will commence; and such ten agreements shall contain a provision permitting termination by either party only on the tenth or fifteenth anniversary of the date of the contract.

          (c) Franchising agrees that if Realco sells any property that is the subject of an existing franchising agreement, (i) if that property is not past due on any fees or failing a quality assurance review then Franchising will enter into a new franchise agreement on customary market terms with the buyer (without addendum or property improvement plan) and (ii) if that property is not past due on any fees but is failing a quality assurance review, Franchising will enter into a franchising agreement on customary market terms with a property improvement plan containing only those items necessary to pass such quality assurance review.

     3.  Franchise Fee Credits.  Section 4 of each Existing Franchising
         ---------------------
Agreement listed on Appendix II attached hereto [MainStay Suites] is amended
                    -----------
effective as of the date later to occur of (a) its effective date and (b) February 29, 2000, to add new subsections as follows:

          (h) As of February 29, 2000, Franchising shall establish an account to serve as a mechanism for administering the Shortfall Balance, as defined in and pursuant to this Section 4. The initial amount credited to the Shortfall Balance on February 29, 2000, shall be $2,142,887 (the "Shortfall Amount"), which represents the amount by which an agreed upon target Cumulative EBITDA for the MainStay Suites hotels subject to the MainStay Quota (excluding the Put Call Properties) for the period from October 1, 1996 through December 31, 1999 exceeds the actual Cumulative EBITDA for such period.

          (i) For each year beginning January 1, 2001 until the Shortfall Freeze Date (as defined below), the Shortfall Balance shall be adjusted (an "Adjustment") by 50% of the amount, if any, by which the Target Cumulative EBITDA (as set forth on Appendix III attached to the Amended and Restated
                             ------------
     Omnibus Amendment to Franchising Agreements dated [        ], 2000) for the
     preceding year exceeds the actual Cumulative EBITDA for the MainStay Suites Hotels subject to the MainStay Quota (exclusive of the Put Call Properties) for such year as finally determined pursuant to clause (j) below. Each year, on or prior to February 15 of such year, Realco shall determine the actual Cumulative EBITDA for the preceding year in a manner consistent with the calculation of the Target Cumulative EBITDA and whether an Adjustment is warranted and shall deliver written notice thereof to Franchising together with the monthly operating statements for each applicable hotel. From and after the earlier of October 15, 2003 and the first year in which no Adjustment is required pursuant to this clause (i) (the "Shortfall Freeze Date"), no further Adjustments shall be determined pursuant to this paragraph and the Shortfall Balance shall thereafter be zero.

          (j) The Shortfall Balance, if any, shall be applied by Realco as a credit against royalty, reservation and marketing fees ("Fees") payable to Franchising as follows:

                (1) First, to Fees payable pursuant to the franchise agreements related to the MainStay Suites Hotels subject to the MainStay Quota for each month prior to the tenth anniversary of the date of each such franchise agreement. The Fee credit shall be applied no later than the fifteenth day of each month against Fees payable as of the last day of the preceding month; and

                (2) Second, to Fees payable pursuant to franchise agreements for MainStay Suite Hotels other than those referred to in (i)(1) above or for any brand developed by Franchising after the date hereof. The Fee credit shall be applied no later than the fifteenth day of each month against Fees payable as of the last day of the preceding month.

     Prior to the Shortfall Freeze Date, any remainder of the Shortfall Balance shall carry forward until used. From and after the Shortfall Freeze Date, the Shortfall Balance shall be zero.

          (k) Franchising or its representatives shall have the right to review and audit the books and records of Realco for the purposes of determining the Shortfall Amount and the Fees payable in any particular month. If Franchising agrees with the Shortfall Amount determined by Realco, then that amount shall be deemed finally determined. In the event Franchising disagrees with the Shortfall Amount or the Fees payable as determined by Realco, then Franchising shall so notify Realco in writing within 10 days of receipt of notice from Realco of the Shortfall Amount. If Franchising and Realco are unable to agree in good faith by the tenth day of any month, then Franchising shall, within 10 days from its delivery of the notice to Realco, retain a firm of independent accountants to determine the Shortfall Amount and/or the Fees payable. The accountant shall deliver its determination no later than the last day of such month. The cost of such accountants shall be borne by Franchising unless the accountant's determination of the Shortfall Amount and/or Fees payable deviates by 5% or more from the amount determined by Realco, in which case Realco shall bear the cost. If Franchising and Realco agree with the accountants determination of the Shortfall Amount and/or the Fees payable, then that amount shall be deemed finally determined. If Franchising or Realco disagree with the accountants determination, then the parties shall settle the disagreement and the Shortfall Amount and/or the Fees payable shall be finally determined in accordance with the dispute resolution mechanism set forth in the Strategic Alliance Agreement, as amended. Realco agrees that it shall cooperate with Franchising and the accountant and provide them reasonable access to its books records and employees in connection with their review of the Shortfall Amount and/or the Fees payable.

     4.  Elimination of Right to First Refusal.  Notwithstanding anything
         -------------------------------------
contained in any Existing Franchising Agreement entered into by and between Choice and Sunburst (or any of their respective predecessors or affiliates), the provision regarding the right of first refusal contained in Section ____ of each such Existing Franchising Agreement is deleted in its entirety effective the date later to occur of (a) its effective date and (b) February 29, 2000.

     5.  New Franchising Agreements.  If at any time after the date hereof,
         --------------------------
Sunburst or any of its affiliates enter into a new franchising agreement with Choice or any of its affiliates with respect to any of its hotel or lodging properties, including, without limitation, as a result of reflagging, the parties shall enter in a franchise agreement substantially in the form of Appendix IV attached hereto with respect to such property, providing for payment
-----------
of fees as set forth in Schedule 1 thereto.

     6.  Dispute and MainStay Brand Issues Resolution.
         --------------------------------------------

     6.1  Arbitration.  Notwithstanding anything contained in this Agreement to
          -----------
the contrary, any claim arising out of or related to this Agreement or any franchise agreement between the Parties or their affiliates which has not been resolved by mutual agreement of the Parties after a written notice of the claim by the complaining Party to the other Party and a forty-five (45) day negotiation period in which the Parties try to resolve the claim, shall be finally settled by arbitration. Such arbitration shall be conducted in Bethesda, Maryland in accordance with the Commercial Rules of the American Arbitration Association then in effect, as modified or supplemented herein, or as the Parties mutually agree otherwise. Notwithstanding the rules of the arbitral body, the Parties hereto agree (a) that any arbitration shall be presided over by a single arbitrator, who shall have been admitted to the practice of law, and be in good standing or on retirement status in any of the fifty United States or the District of Columbia and have experience in hotel franchise matters, (b) that the arbitrator shall base his decision on the facts as presented into evidence, and (c) that the arbitrator shall prepare a written memorandum of decision setting forth the findings of fact and conclusions of law. The arbitrator shall be selected by the Parties. If they cannot agree on such selection within a thirty (30) day period, they shall ask the American Arbitration Association to appoint an arbitrator. The decision of the arbitrator shall be final, and judgment may be entered upon it in accordance with the applicable law in any court having jurisdiction. Any claim for relief made pursuant to this Agreement shall be made within one (1) year from the date upon which the claim arose. All costs of the arbitration shall be borne by the Party determined to be the losing Party by the arbitrator. For purposes of determining the prevailing and losing Party, the arbitrator may consider offers of settlement by either Party, or both of them. The Circuit Court of Montgomery County, Maryland shall have exclusive jurisdiction to enforce this arbitration provision, for injunctive relief in and of arbitration and for enforcement of any arbitration award.

     7.  Miscellaneous Provisions.
         ------------------------

     7.1  Agreements Remain in Effect.  Any franchising agreement entered into
          ---------------------------
by and between Choice and Sunburst referred to in this Agreement shall remain fully effective and is changed only as specifically provided herein and shall bind the Parties to each in all respects as originally contemplated.

     7.2  Conflicts.  In the event of a conflict between the terms of this
          ---------
Agreement and any franchising agreements entered into by and between Choice and Sunburst referred to in this Agreement, the terms and provisions of this Agreement shall control.

     7.3  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, all of which taken together shall constitute one instrument.

     7.4  Board Approval.  This Agreement has been approved by the Board of
          --------------
Directors of both Choice and Sunburst.

          IN WITNESS WHEREOF, intending to be legally bound hereby, the Parties hereto have executed this Agreement as of the day and year first written above.

                         CHOICE HOTELS INTERNATIONAL, INC.


                         By:
                            -----------------------------------
                            Name:
                            Title:

                         SUNBURST HOSPITALITY CORPORATION


                         By:
                            -----------------------------------
                            Name:
                            Title:

                                                                      Schedule A
                                                                      ----------

------------------------------------------------------------------------------------------
Clarion Hotel                                                 Clarion Hotel
3101 Airport Blvd.                                            612 Cathedral Street
Mobile, AL  36606                                             Baltimore, MD  21201
334/476-6400                                                  410/727-7101
------------------------------------------------------------------------------------------
MainStay Suites                   Clarion Inn                 Comfort Inn N.W.
2165 W. 15th Street               5301 N.W. 36th              10 Wooded Way
Tempe, AZ  85281                  Miami Springs, FL  33166    Pikesville, MD  21208
602/557-8880                      305/871-1000                410/484-7700
------------------------------------------------------------------------------------------
Clarion on the Lake               Comfort Inn & Suites        Quality Suites Shady Grove
4813 Central Avenue               5301 N.W. 36th              3 Research Court
(SR 7 So.)                        Miami Springs, FL  33166    Rockville, MD  20850
Hot Springs, AR  71902            305/871-6000                301/840-0200
501/525-1391
------------------------------------------------------------------------------------------
Quality Hotel - Maingate          Sleep Inn Miami Airport     Sleep Inn
616 Convention Way                105 Fairway Drive           2 Research Court
Anaheim, CA  92802                Miami Springs, FL  33166    Rockville, MD  20850
714/750-3131                      305/871-7553                301/948-8000
------------------------------------------------------------------------------------------
Quality Hotel Airport             MainStay Suites             Comfort Inn
5249 W. Century Blvd.             101 Fairway Drive           90 Main Mall Road
Los Angeles, CA  90045            Miami Springs, FL  33166    Portland, ME  04106
310/645-2200                      305/870-0448                207/775-0409
------------------------------------------------------------------------------------------
Comfort Inn by the Bay            Comfort Inn                 Quality Inn
2775 Van Ness Avenue              830 Lee Road                40455 Ann Arbor Road
San Francisco, CA  94109          Orlando, FL  32810          Plymouth, MI  48170
415/928-5000                      407/629-4000                313/455-8100
------------------------------------------------------------------------------------------
Sleep-Denver Int'l Airport        Comfort Inn                 MainStay Suites
15900 E. 40th Ave./Gateway Pk     1901 Palm Beach Lake Blvd.  9701 North Shannon Drive
Aurora, CO  80011                 West Palm Beach, FL  33409  Kansas City, MO  64153
303/373-1616                      561/689-6100                816/891-0111
------------------------------------------------------------------------------------------
MainStay Suites                   Quality Inn & Suites        Sleep Inn
9253 E. Costill Avenue            9090 Wesleyan Road          7611 NW 97th Terrace
Greenwood Village, CO  80112      Indianapolis, IN  46268     Kansas City, MO  64153
303/858-1669                      317/875-7676                816/891-0111
------------------------------------------------------------------------------------------
Sleep - Denver Tech               MainStay Suites             Clarion Hotel
9257 E. Costilla Avenue           8520 Northwest Blvd.        3333 South Glenstone Ave.
Greenwood Village, CO  80112      Indianapolis, IN  46278     Springfield, MO  65804
303/662-9950                      317/334-7829                417/883-6550
------------------------------------------------------------------------------------------
Quality Suites                                                Comfort Inn Westport
1050 E. Newport Center Dr.                                    12031 Lackland Road
Deerfield Beach, FL  33442                                    St. Louis, MO  63146
954/570-8888                                                  314/878-1400
------------------------------------------------------------------------------------------
Comfort Suites                    MainStay Suites             Comfort Inn
1040 E. Newport Center Dr.        1650 Alliant Drive          5822 Westpark Drive
Deerfield Beach, FL  33442        Louisville, KY  40299       Charlotte, NC  28217
954/570-8887                      502/495-0944                704/525-2626
------------------------------------------------------------------------------------------
Comfort Inn Deerfield Beach East  Comfort Inn University      Clarion Hotel
50 S.E. 20th Avenue               2445 S. Acadian             321 West Woodlawn Road
Deerfield Beach, FL  33441        Baton Rouge, LA  70808      Charlotte, NC  28217
954/428-0650                      225/927-5790                704-523-1400
------------------------------------------------------------------------------------------
                                  Sleep Inn                   Sleep Inn
                                  10322 Plaza Americana Dr.   8325 North Tryon Street
                                  Baton Rouge, LA  70816      Charlotte, NC  28262
                                  225/926-8488                704/549-4544
------------------------------------------------------------------------------------------
MainStay Suites                   Comfort Inn
4693 Salisbury Road               50 Dayton Street
Jacksonville, FL  32256           Danvers, MA  01923
904/296-0661                      508/777-1700
------------------------------------------------------------------------------------------
Quality Inn Southpoint            Comfort Suites
4660 Salisbury Road               106 Bank Road
Jacksonville, FL  32256           Haverhill, MA  01832
904/281-0900                      508/374-7755
------------------------------------------------------------------------------------------
MainStay Suites                   MainStay Suites             MainStay Suites
1040 Greenwood Blvd.              200 Jubilee Drive           2601 Appliance Court
Lake Mary, FL  32746              Peabody, MA  01960          Raleigh, NC  27604
407/829-2332                      978/531-6632                919/807-9970
------------------------------------------------------------------------------------------
Comfort Inn                       MainStay Suites             Quality Suites
6261 Collins Avenue               120 Admiral Cochrane Drive  4400 Capital Blvd.
Miami Beach, FL  33140            Annapolis, MD  21401        Raleigh, NC  27604
305/868-1200                      410/571-6600                919/876-2211
-------------------------------------------------------------------------------------------

Sleep Inn
2617 Appliance Court
Raleigh, NC  27604
919/755-6005
---------------------------------------------------
Comfort Inn                 Sleep Inn
2300 Yale Blvd. SE          750 Six Flags Drive
Albuquerque, NM  87106      Arlington, TX 76011
505/243-2244                817/649-1010
----------------------------------------------------
Comfort Inn                 Sleep Inn
8315 4th Avenue             15675 JFK Blvd.
Brooklyn, NY  11209         Houston, TX  77032
718/238-3737                281/442-7770
----------------------------------------------------
MainStay Suites             MainStay Suites
25 Merritt Blvd.            4709 West Plano Pkwy.
Fishkill, NY  12524         Plano, TX  75093
914/897-2800                972/596-9966
----------------------------------------------------
MainStay Suites             Sleep Inn
4630 Creek Road             4801 W. Plano Pkwy.
Blue Ash, OH  45242         Plano, TX  75093
513/985-9992                972/867-1111
---------------------------------------------------
Comfort Inn                 Clarion Hotel
5345 Broadmoor NW           1981 N. Central Expwy.
Canton, OH  44709           Richardson, TX 75080
330/492-1331                972/644-4000
---------------------------------------------------
Comfort Inn                 Sleep Inn
17550 Rosbough Drive        1990 I-35N Frontage Rd.
Middleburg Hts, OH  44130   Round Rock, TX 78681
216/234-3131                512/310-1111
---------------------------------------------------
Clarion Hotel               Sleep Inn
7007 N. High Street         8318 IH 10 W.
Worthington, OH  43085      San Antonio, TX  78230
614/436-0700                210/344-5400
---------------------------------------------------
Comfort Inn                 Quality Inn Midvalley
1200 Mae Street             4465 S. Century Drive
Hummelstown, PA  17036      Salt Lake, UT  84123
717/566-2050                801/268-2533
---------------------------------------------------
MainStay Suites             Quality Hotel
8 East Swedesford Road      1200 N. Courthouse Road
Malvern, PA  19355          Arlington, VA  22201
610/695-9200                703/524-4000
---------------------------------------------------
                            Quality Inn & Suites
                            1809 West Mercury Blvd.
                            Hampton, VA  23666
                            757/838-5011
---------------------------------------------------
MainStay Suites             Quality Inn
268 Metro Center Blvd.      8008 West Broad Street
Warwick, RI  02886          Richmond, VA 23294
401/732-6667                804/346-0000
---------------------------------------------------
                            Clarion Hotel
                            2727 Ferndale Drive, NW
                            Roanoke, VA  24017
                            540/362-4500
---------------------------------------------------
MainStay Suites             Comfort Inn Tysons
5045 N. Arco Lane           1587 Springhill Road
N. Charleston, SC  29418    Vienna, VA  22182
843/770-3440                703/448-8020
---------------------------------------------------
                            Clarion Hotel
                            4453 Bonney Road
                            Virginia Beach, VA  23462
                            757/473-1700
---------------------------------------------------
Comfort Inn
2 Tangelwood Drive
Hilton Head, SC  29928
803/842-6662
---------------------------------------------------
MainStay Suites
One Plaza Drive
Secaucus, New Jersey 07094
201/553-9700
---------------------------------------------------

                                   APPENDIX I
                                   ----------

                       HOTELS PERMITTED TO BE RE-FLAGGED
                                  (LIMIT TWO)

Blue Ash, Ohio

Louisville, Kentucky

Indianapolis, Indiana

Kansas City, Missouri

Jacksonville, Florida

North Charleston, South Carolina

Raleigh, North Carolina

Lake Mary, Florida

Denver Tech, Colorado

                                  APPENDIX II
                                  -----------

       Prop. #       Location                   Opening Date
       -------       -------------------        -------------
1      850           Plano, TX                  10/21/96
2      854           Warwick, RI                9/17/97
3      857           Blue Ash, OH               11/24/97
4      856           Louisville, KY             1/19/98
5      861           Indianapolis, IN           1/19/98
6      860           Greenville, SC             1/23/98
7      853           Kansas City, MO            1/30/98
8      855           Brentwood, TN              3/19/98
9      859           Lake Mary, FL              3/25/98
10     851           Denver Tech, CO            4/20/98
11     858           Jacksonville, FL           5/25/98
12     863           Pittsburgh, PA             7/27/98
13     862           Fishkill, NY               8/5/98
14     852           Miami Springs, FL          12/28/98
15     864           Tempe, AZ                  2/22/99
16     867           Peabody, MA                4/26/99
17     865           Annapolis, MD              6/24/99
18     869           North Charleston, SC       9/3/99
19     870           Malvern, PA                10/7/99
20     868           Raleigh, NC                10/22/99
21     874           Secaucus, NJ               3/3/00

                                                                       EXHIBIT C
                                                                       ---------

               DESCRIPTION OF SENIOR SUBORDINATED DISCOUNT NOTES

          You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Sunburst" refers only to Sunburst Corporation and not to any of its subsidiaries.

          Sunburst will issue the notes under an indenture among itself, the Guarantors and ____________, as trustee, in a private transaction that is not subject to the registration requirements of the Securities Act. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

          The following description is a summary of the material provisions expected to be set forth in the indenture and the registration rights agreement. It does not restate those agreements in their entirety. Certain defined terms used in this description but not defined below under "--Certain Definitions" have the meanings assigned to them in the indenture.

          The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Notes and the Guarantees

          The Notes

     The notes:

          .    are general obligations of Sunburst;

          . are subordinated in right of payment to all existing and future Senior Debt of Sunburst;

          . are pari passu in right of payment with any future senior subordinated Indebtedness of Sunburst; and

          .    are unconditionally guaranteed by the Guarantors.

          The Guarantees

     The notes are guaranteed by all of Sunburst's Domestic Subsidiaries, other than the Finance Restricted Subsidiaries..

     Each guarantee of the notes:

          .    is a general obligation of the Guarantor;

          . is subordinated in right of payment to all existing and future Senior Debt of that Guarantor; and

          . is pari passu in right of payment with any future senior subordinated Indebtedness of that Guarantor.

     As of the date of the indenture, all of our Subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

          Sunburst will issue notes with a maximum aggregate principal amount of $70,831,000 million at maturity. Sunburst will issue notes in denominations of $1,000 principal amount at maturity and integral multiples of $1,000 principal amount at maturity. The notes will mature on ____________ [7th anniversary of issuance].

          The notes are being offered at a substantial discount from their principal amount at maturity. Original issue discount on the notes will accrete at a rate of 11.375%, compounded semi-annually to an aggregate principal amount of $70,831,000 million at [18 months from issuance]. Although for U.S. Federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a Holder as such discount accrues from the date of issuance, cash interest will not accrue on the notes prior to [18 months from issuance].

          Commencing [18 months from issuance], cash interest on the notes will accrue at the rate of 11.375% per annum and will be payable semi-annually in arrears on __________ and __________. Sunburst will make each interest payment to the Holders of record on the immediately preceding __________ and __________.

          Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from [18 months from issuance]. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

          If a Holder has given wire transfer instructions to Sunburst, Sunburst will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Sunburst elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

          The trustee will initially act as paying agent and registrar. Sunburst may change the paying agent or registrar without prior notice to the Holders of the notes, and Sunburst or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

          A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Sunburst is not required to transfer or exchange any note selected for redemption. Also, Sunburst is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

          The notes will be guaranteed by each of Sunburst's current and future Domestic Subsidiaries, other than Finance Restricted Subsidiaries. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. Each Subsidiary Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.

          A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Sunburst or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)  either:

     (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

     (b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

          The Subsidiary Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not

     (either before or after giving effect to such transaction) a Subsidiary of Sunburst, if the sale or other disposition complies with the "Asset Sale" provisions of the indenture;

(2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Sunburst, if the sale complies with the "Asset Sale" provisions of the indenture; or

(3) if Sunburst designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture.

Subordination

          The payment of principal, interest and premium and Liquidated Damages, if any, on the notes will be subordinated to the prior payment in full of all Senior Debt of Sunburst, including Senior Debt incurred after the date of the indenture.

          The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before the Holders of notes will be entitled to receive any payment with respect to the notes (except that Holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of Sunburst:

(1)  in a liquidation or dissolution of Sunburst;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Sunburst or its property;

(3)  in an assignment for the benefit of creditors; or

(4)  in any marshaling of Sunburst's assets and liabilities.

          Sunburst also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") if:

(1) a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from Sunburst or the holders of any Designated Senior Debt.

          Payments on the notes may and will be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived; and

(2) in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

          No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

          No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice.

          If the trustee or any Holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") when the payment is prohibited by these subordination provisions the trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

          Sunburst must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

Optional Redemption

          Except as set forth below, the notes will not be redeemable at Sunburst's option.

          At any time prior to ________________, 2004, Sunburst may redeem all, but not less than all, of the notes upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the Accreted Value of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption (if prior to ______, 2002) or 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption (if after _______, 2002). The date of redemption shall be referred to herein as the "Redemption Date."

          After _________, 2004, Sunburst may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on __________ of the years indicated below:

          Year                                                    Percentage

          2004.................................................    105.6875%
          2005.................................................   102.84375%
          2006 and thereafter..................................      100.00%

Mandatory Redemption

          Sunburst is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

          Change of Control

          If a Change of Control occurs, each Holder of notes will have the right to require Sunburst to repurchase all or any part (equal to $1,000 principal amount at maturity or an integral multiple of $1,000 principal amount at maturity) of that Holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Sunburst will offer a Change of Control Payment in cash equal to 101% of the Accreted Value of notes repurchased plus Liquidated Damages, if any, on the notes repurchased, to the date of purchase (if prior to _______, 2002) or 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased, to the date of purchase (if after ______, 2002). Within ten days following any Change of Control, Sunburst will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Sunburst will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Sunburst will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

          On the Change of Control Payment Date, Sunburst will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by Sunburst.

          The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount at maturity to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount at maturity of $1,000 or an integral multiple of $1,000.

          Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, Sunburst will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. Sunburst will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

          The provisions described above that require Sunburst to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that Sunburst repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

          Sunburst will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Sunburst and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

          Asset Sales

          Sunburst will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Sunburst (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) the fair market value is determined by Sunburst's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the trustee; and

(3) at least 75% of the consideration received in the Asset Sale by Sunburst or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

     (a) any liabilities, as shown on Sunburst's or such Restricted Subsidiary's most recent balance sheet, of Sunburst or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Sunburst or such Restricted Subsidiary from further liability; and

     (b) any securities, notes or other obligations received by Sunburst or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Sunburst or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

          Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Sunburst may apply those Net Proceeds at its option:

(1) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3)  to make a capital expenditure; or

(4) to acquire other long-term assets that are used or useful in a Permitted Business.

          Pending the final application of any Net Proceeds, Sunburst may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

          Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, Sunburst will make an Asset Sale Offer to all Holders of notes and offers to purchase or redeem to all holders of other Indebtedness that is pari passu with the notes or a Guarantor's Guarantee containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum amount of Accreted Value of notes (if prior to _______, 2002) or the maximum principal amount of notes (if after _______, 2002) and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of Accreted Value plus Liquidated Damages, if any, to the date of purchase (if prior to ________, 2002) or 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase (if after ________, 2002), and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Sunburst may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the Accreted Value or aggregate principal amount, as applicable, of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

          Sunburst will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Sunburst will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

Selection and Notice

          If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

          No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

          If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

          Restricted Payments

          Sunburst will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Sunburst's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Sunburst or any of its Restricted Subsidiaries) or to the direct or indirect holders of Sunburst's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such

     (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Sunburst or to Sunburst or a Restricted Subsidiary of Sunburst);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Sunburst) any Equity Interests of Sunburst or any direct or indirect parent of Sunburst;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is pari passu with or subordinated to the notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof;

(4) make any payment of interest in cash on any Indebtedness ranking pari passu with or subordinate or junior in right of payment to the notes or any Guarantee during the period commencing on the date of the indenture to ______, 2002; or

(5) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2) Sunburst would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Sunburst and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (5) and (6) of the next succeeding paragraph) is less than the sum, without duplication, of:

     (a) 50% of the Consolidated Net Income of Sunburst for the period (taken as one accounting period) from the beginning of the first fiscal quarter in which the issue date occurs to the end of Sunburst's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

     (b) 100% of the aggregate net cash proceeds received by Sunburst since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Sunburst (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Sunburst that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Sunburst), plus

     (c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

     (d) 50% of any dividends received by Sunburst or a Wholly Owned Restricted Subsidiary that is a Guarantor after the date of the indenture from an Unrestricted Subsidiary of Sunburst, to the extent that such dividends were not otherwise included in Consolidated Net Income of Sunburst for such period, plus

     (e) to the extent that any Unrestricted Subsidiary of Sunburst is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the fair market value of Sunburst's Investment in such Subsidiary as of the date of such redesignation or
          (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary, plus

     (f)  $7.0 million.

          The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Sunburst or any Guarantor or of any Equity Interests of Sunburst in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Sunburst) of, Equity Interests of Sunburst (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3) (b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Sunburst or any Guarantor with the net cash proceeds from an incurrence of Permitted Financing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of Sunburst to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Sunburst or any Restricted Subsidiary of Sunburst held by any member of Sunburst's (or any of its Subsidiaries') management pursuant to any management equity subscription agreement (including any restricted stock agreement), stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1,000,000 in any twelve-month period; and

(6)  the payment of Permitted Quarterly Tax Distributions;

so long as, in the case of clauses (1) through (5) above, no Default has occurred and is continuing or would be caused thereby.

          In the event that Sunburst shall become, and for so long as Sunburst is, an S Corporation for Federal income tax purposes, Sunburst may make cash distributions to its shareholders, during each Quarterly Payment Period, in an aggregate amount not to exceed the Permitted Quarterly Tax Distribution in respect of the related Estimation Period. If any portion of a Permitted Quarterly Tax Distribution is not distributed during such Quarterly Payment Period, the Permitted Quarterly Tax Distribution payable during the immediately following Quarterly Payment Period shall be increased by such undistributed portion.

          Within 10 days following Sunburst's filing of Internal Revenue Service Form 1120S for the immediately preceding taxable year, the Tax Amounts CPA shall file with the Trustee a written statement indicating in reasonable detail the calculation of the True-up Amount. In the case of a True-up Amount due to the shareholders, the Permitted Quarterly Tax Distribution payable during the immediately following Quarterly Payment Period out of available cash after payment of any accrued and unpaid interest on the Notes shall be increased by such True-up Amount. If the available cash is not sufficient to pay the Permitted Quarterly Tax Distribution payable during a Quarterly Payment Period, the amount unpaid shall be carried over and increase the Permitted Quarterly Tax Distribution payable during the following Quarterly Payment Period. In the case of a True-up Amount due to Sunburst, the Permitted Quarterly Tax Distribution payable during the immediately following Quarterly Payment Period shall be reduced by such True-up Amount and the excess, if any, of the True-up Amount over such Permitted Quarterly Tax Distribution shall be applied to reduce the immediately following Permitted Quarterly Tax Distribution until such True-up Amount is entirely offset.

          The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Sunburst or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $1.0 million. Not later than the date of making any Restricted Payment, Sunburst will deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

          Incurrence of Indebtedness and Issuance of Preferred Stock

          Sunburst will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and Sunburst will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that Sunburst may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, the Guarantors may incur Indebtedness or issue preferred stock and the Finance Restricted Subsidiaries may incur Mortgage Debt if (a) the Fixed Charge Coverage Ratio for Sunburst's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period; and (b) solely in the case of the incurrence of Mortgage Debt by Finance Restricted Subsidiaries, the Debt to Cash Flow Ratio of each of
(a) Sunburst and (b) all of the Finance Restricted Subsidiaries, on a combined basis, at the time of incurrence of such Mortgage Debt would have been, in each case, no greater than 3.5 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the Mortgage Debt had been incurred at the beginning of the most recently ended four full fiscal quarter period of Sunburst for which internal financial statements are available.

          The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

(1) the incurrence by Sunburst and any Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1)(with letters of credit being deemed to have a principal amount equal to the maximum potential
     liability of Sunburst and its Subsidiaries thereunder) not to exceed $[   ]
     million [the original amount of the bank debt plus undrawn revolver capacity available to be drawn on the issue date] less the aggregate amount of all repayments, optional or mandatory, of the principal of any term Indebtedness under a Credit Facility (other than repayments that are concurrently reborrowed) that have been made by Sunburst or any Guarantor since the date of the indenture and less the aggregate amount of all commitment reductions with respect to any revolving credit borrowings under a Credit Facility that have been made by Sunburst or any Guarantor since the date of the indenture;

(2) the incurrence by Sunburst and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by Sunburst and the Guarantors of Indebtedness represented by the notes and the related Subsidiary Guarantees to be issued on the date of the indenture and the Exchange notes and the related Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

(4) the incurrence by Sunburst or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Sunburst or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $5.0 million at any time outstanding;

(5) the incurrence by Sunburst or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3),
     (4), (5) or (11) of this paragraph;

(6) the incurrence by Sunburst or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Sunburst and any of its Wholly Owned Restricted Subsidiaries; provided, however, that:

     (a) if Sunburst or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of Sunburst, or the Subsidiary Guarantee, in the case of a Guarantor; and

     (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Sunburst or a Subsidiary of Sunburst and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Sunburst or a Wholly Owned Restricted Subsidiary of Sunburst; will be deemed, in each case, to constitute an incurrence of such Indebtedness by Sunburst or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by Sunburst's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Sunburst that was not permitted by this clause (7);

(8) the incurrence by Sunburst of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the indenture to be outstanding;

(9) the guarantee by Sunburst or any of the Guarantors of Indebtedness of Sunburst or a Subsidiary of Sunburst that was permitted to be incurred by another provision of this covenant;

(10) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Sunburst as accrued;

(11) the incurrence by Sunburst or any of the Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (11), not to exceed $10.0 million; and

(12) the guarantee by a Restricted Subsidiary that is not a Guarantor of the debt of a Restricted Subsidiary that is not a Guarantor.

          For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Sunburst will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

          Liens

          Sunburst will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, now owned or hereafter acquired (except Permitted Liens) unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

          Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

          Sunburst will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Sunburst or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Sunburst or any of its Restricted Subsidiaries;

(2)  make loans or advances to Sunburst or any of its Restricted Subsidiaries;
     or

(3) transfer any of its properties or assets to Sunburst or any of its Restricted Subsidiaries.

          However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to dividend and other payment restrictions than those contained in those agreements on the date of the indenture, taken as a whole;

(2)  the indenture, the notes and the Subsidiary Guarantees;

(3)  applicable law, rule or regulation;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Sunburst or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary or all or substantially all of the assets of a Restricted Subsidiary that restricts that Restricted Subsidiary pending such sale or other disposition;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "--Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(12) agreements governing Mortgage Debt otherwise permitted to be incurred under the provisions of the covenant described above under the caption "--Liens."

          Merger, Consolidation or Sale of Assets

          Sunburst may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Sunburst is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Sunburst and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) Sunburst is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Sunburst) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than Sunburst) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Sunburst under the notes, the indenture, the registration rights agreement and the pledge agreements pursuant to agreements reasonably satisfactory to the trustee;

(3)  immediately after such transaction no Default or Event of Default exists;
     and

(4) Sunburst or the Person formed by or surviving any such consolidation or merger (if other than Sunburst), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

          In addition, Sunburst may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger,

Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Sunburst and any of the Guarantors.

          Transactions with Affiliates

          Sunburst will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Sunburst or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Sunburst or such Restricted Subsidiary with an unrelated Person; and

(2)  Sunburst delivers to the trustee:

     (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

     (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

          The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement entered into by Sunburst or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of Sunburst or such Subsidiary;

(2)  transactions between or among Sunburst and/or its Restricted Subsidiaries;

(3) transactions with a Person that is an Affiliate of Sunburst solely because Sunburst owns an Equity Interest in such Person;

(4) payment of reasonable directors fees to Persons who are not otherwise Affiliates of Sunburst;

(5) sales of Equity Interests (other than Disqualified Stock) to Affiliates of Sunburst; and

(6) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "--Restricted Payments;"

(7) transactions between or among Sunburst and/or its Restricted Subsidiaries and Choice Hotels International, Inc. in the ordinary course of business and consistent with the past practice of Sunburst or such Restricted Subsidiary; and

(8)  any agreements in existence on the date of the issuance of the notes.

          Additional Subsidiary Guarantees

          If Sunburst or any of its Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture (except for all Subsidiaries that have properly been designated as Unrestricted Subsidiaries or Finance Restricted Subsidiaries in accordance with the Indenture for so long as they continue to constitute Unrestricted Subsidiaries or Finance Restricted Subsidiaries, as applicable), then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 Business Days of the date on which it was acquired or created.

          Designation of Restricted and Unrestricted Subsidiaries

          The board of directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Sunburst and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "--Restricted Payments" or Permitted Investments, as determined by Sunburst. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The board of directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

          Limitation on Issuances and Sales of Equity Interests in Wholly Owned Restricted Subsidiaries

          Sunburst will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of Sunburst to any Person (other than Sunburst or a Wholly Owned Restricted Subsidiary of Sunburst), unless:

(1) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary; and

(2) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."

          In addition, Sunburst will not permit any Wholly Owned Restricted Subsidiary of Sunburst to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to Sunburst or a Wholly Owned Restricted Subsidiary of Sunburst.

          Payments for Consent

          Sunburst will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

          No Senior Subordinated Debt

          Sunburst will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of Sunburst and senior in any respect in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor's Subsidiary Guarantee.

Reports

          Whether or not required by the Commission, so long as any notes are outstanding, Sunburst will furnish to the Holders of notes, within the time periods specified in the Commission's rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Sunburst were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Sunburst's certified independent accountants, and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if Sunburst were required to file such reports.

          If Sunburst has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, which on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and

Results of Operations, of the financial condition and results of operations of the Unrestricted Subsidiaries of Sunburst.

          In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the Commission, Sunburst will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Sunburst and the Subsidiary Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

          Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes whether or not prohibited by the subordination provisions of the indenture;

(2) default in payment when due of the principal of, or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

(3) failure by Sunburst or any of its Subsidiaries to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control," "--Repurchase at the Option of Holders--Asset Sales," "--Certain Covenants--Restricted Payments," "--Certain Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock" or "--Certain Covenants--Merger, Consolidation or Sale of Assets;"

(4) failure by Sunburst or any of its Subsidiaries for 60 days after notice to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Sunburst or any of its Subsidiaries (or the payment of which is guaranteed by Sunburst or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

     (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

     (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10 million or more;

(6) failure by Sunburst or any of its Subsidiaries to pay final judgments aggregating in excess of $10 million, which judgments are not paid, bonded, discharged or stayed for a period of 60 days;

(7) except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(8) certain events of bankruptcy or insolvency described in the indenture with respect to Sunburst or any of its Restricted Subsidiaries that are Significant Subsidiaries.

          In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Sunburst, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, the aggregate Accreted Value and Liquidated Damages, if any (if prior to _______, 2000), or the aggregate principal amount and accrued interest and Liquidated Damages, if any (if after _______, 2002), on all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount at maturity of the then outstanding notes may declare all the notes to be due and payable immediately.

          Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount at maturity of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notes is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages.

          The Holders of a majority in aggregate principal amount at maturity of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the notes.

          In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Sunburst with the intention of avoiding payment of the premium that Sunburst would have had to pay if Sunburst then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to ________, 2005, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Sunburst with the intention of avoiding the prohibition on redemption of the notes prior to ________, 2005, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

          Sunburst is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Sunburst is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

          No director, officer, employee, incorporator or stockholder of Sunburst or any Guarantor, as such, will have any liability for any obligations of Sunburst or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, the pledge agreement[s] or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the Federal securities laws.

Legal Defeasance and Covenant Defeasance

          Sunburst may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

(2) Sunburst's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Sunburst's and the Guarantor's obligations in connection therewith; and

(4)  the Legal Defeasance provisions of the indenture.

          In addition, Sunburst may, at its option and at any time, elect to have the obligations of Sunburst and the Guarantors released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

          In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Sunburst must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Sunburst must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Sunburst has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Sunburst has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Sunburst has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Sunburst or any of its Subsidiaries is a party or by which Sunburst or any of its Subsidiaries is bound;

(6) Sunburst must deliver to the trustee an officers' certificate stating that the deposit was not made by Sunburst with the intent of preferring the Holders of notes over the other creditors of Sunburst with the intent of defeating, hindering, delaying or defrauding creditors of Sunburst or others; and

(7) Sunburst must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

          Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount at maturity of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount at maturity of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

          Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the Accreted Value or principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

(3)  reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount at maturity of the notes and a waiver of the payment default that resulted from such acceleration);

(5)  make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders");

(8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)  make any change in the preceding amendment and waiver provisions.

          In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination or the pledge agreement[s] that adversely affects the rights of the

Holders of the notes will require the consent of the Holders of at least a majority in aggregate principal amount at maturity of notes then outstanding.

          Notwithstanding the preceding, without the consent of any Holder of notes, Sunburst, the Guarantors and the trustee may amend or supplement the indenture or the notes:

(1)  to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of Sunburst's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Sunburst's assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder; or

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Satisfaction and Discharge

          The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)  either:

     (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Sunburst, have been delivered to the trustee for cancellation; or

     (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Sunburst or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Sunburst or any Guarantor is a party or by which Sunburst or any Guarantor is bound;

(3) Sunburst or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) Sunburst has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Sunburst must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

          If the trustee becomes a creditor of Sunburst or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

          The Holders of a majority in principal amount at maturity of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

          Choice shall have the option to have the notes initially issued in the form of Global Notes in accordance with the following procedures (if issuance in such form is permitted under the rules and regulations of DTC (as defined below)) or to have the notes initially issued in the form of Certificated Notes in form and substance reasonably satisfactory to Choice issued directly to Choice. If Choice chooses to have Certificated Notes issued on the date of the closing of this offering, Choice may, at any time (but not more than once), upon written request to Sunburst and the trustee, exchange any or all of the Certificated Notes for one or more Global Notes to be issued in accordance with the following procedures.

          If requested by Choice in accordance with the preceding paragraph, the notes will be issued in the form of one or more Global Notes (the "Global Notes"). The Global Notes will be deposited on the date of the closing of this offering, or on such later date as requested by Choice, with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the "Global Note Holder").

          Notes that are issued directly to Choice as described in the first paragraph or as described below under "--Certificated Notes" will be issued in the form of registered definitive certificates (the "Certificated Notes"). Upon the transfer of Certificated Notes, Certificated Notes may, unless all Global Notes have previously been exchanged for Certificated Notes, be exchanged for an interest in the Global Note representing the principal amount at maturity of notes being transferred, subject to the transfer restrictions set forth in the indenture.

          DTC has advised Sunburst that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers of the notes from Choice), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

          DTC has also advised Sunburst that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchaser[s] of the notes from Choice with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

          Prospective purchasers are advised that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to such extent. For certain other restrictions on the transferability of the notes, see "Notice to Investors."

          So long as the Global Note Holder is the registered owner of any notes, the Global Note Holder will be considered the sole Holder under the indenture of any notes evidenced by the Global Notes. Beneficial owners of notes evidenced by the Global Notes will not be considered the owners or Holders of the notes under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither Sunburst nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes.

          Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of the Global Note Holder on the applicable record date will be payable by the trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the indenture. Under the terms of the indenture, Sunburst and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Sunburst, the trustee nor any agent of Sunburst or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

          DTC has advised Sunburst that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Sunburst. Neither Sunburst nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Sunburst and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Certificated Notes

          Subject to certain conditions, any Person having a beneficial interest in a Global Note may, upon prior written request to the trustee, exchange such beneficial interest for notes in the form of Certificated Notes. Upon any such issuance, the trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such Person or Persons (or their nominee). All Certificated Notes would be subject to the legend requirements described under "Notice to Investors." In addition, if:

(1) DTC (a) notifies Sunburst that it is unwilling or unable to continue as depositary for the Global Notes and Sunburst fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2) Sunburst, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes;

then, upon surrender by the Global Note Holder of its Global Note, notes in such form will be issued to each person that the Global Note Holder and DTC identify as being the beneficial owner of the related notes.

          Neither Sunburst nor the trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of notes and Sunburst and the trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

Same Day Settlement and Payment

          Sunburst will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Sunburst will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Sunburst expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Registration Rights; Liquidated Damages

          The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety.

          Sunburst, the Guarantors and Choice, on behalf of the Holders of Transfer Restricted Securities, will enter into the registration rights agreement on or prior to the closing of this offering. Pursuant to the registration rights agreement, Sunburst and the Guarantors will agree to file with the Commission, upon the request of Choice, the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes or a Shelf Registration Statement to cover resales of the notes by Choice (the "Choice Shelf Registration Statement"); provided that Choice satisfies certain conditions relating to the provision of information in connection with the Choice Shelf Registration Statement. Upon the effectiveness of the Exchange Offer Registration Statement, if such Exchange Offer Registration Offer is requested, Sunburst and the Guarantors will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes.

          If Choice requests an Exchange Offer Registration Statement and:

(1)  Sunburst and the Guarantors are not

     (a)  required to file the Exchange Offer Registration Statement; or

     (b) permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or

(2) any Holder of Transfer Restricted Securities notifies Sunburst prior to the 20th day following consummation of the Exchange Offer that:

     (a) it is prohibited by law or Commission policy from participating in the Exchange Offer; or

     (b) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

     (c) that it is a broker-dealer and owns notes acquired directly from Sunburst or an affiliate of Sunburst,

Sunburst and the Guarantors will file with the Commission a Shelf Registration Statement to cover resales of the notes by the Holders of the notes (the "Holder Shelf Registration Statement") who satisfy certain conditions relating to the provision of information in connection with the Holder Shelf Registration Statement.

          Sunburst and the Guarantors will use their best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

          For purposes of the preceding, "Transfer Restricted Securities" means each note until:

(1) the date on which such note has been exchanged by a Person other than a broker-dealer for an Exchange Note in the Exchange Offer;

(2) following the exchange by a broker-dealer in the Exchange Offer of a note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

(3) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the Choice Shelf Registration Statement or the Holder Shelf Registration Statement; or

(4) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.

          The registration rights agreement will provide that:

(1) Sunburst and the Guarantors will file an Exchange Offer Registration Statement or a Choice Shelf Registration Statement, as applicable, with the Commission within 45 days after Sunburst receives a written request from Choice requesting such filing (the "Choice Request");

(2) Sunburst and the Guarantors will use their best efforts to have the Exchange Offer Registration Statement or the Choice Shelf Registration Statement, as applicable, declared effective by the Commission on or prior to 150 days after receipt of the Choice Request;

(3) unless the Exchange Offer, if requested, would not be permitted by applicable law or Commission policy, Sunburst and the Guarantors will

     (a)  commence the Exchange Offer; and

     (b) use their best efforts to issue on or prior to 30 business days, or longer, if required by the Federal securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all notes tendered prior thereto in the Exchange Offer; and

(4) if obligated to file the Holder Shelf Registration Statement, Sunburst and the Guarantors will use their best efforts to file the Holder Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises and to cause the Holder Shelf Registration to be declared effective by the Commission on or prior to 90 days after such obligation arises.

          If:

(1) Sunburst and the Guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

(2) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"); or

(3) Sunburst and the Guarantors fail to consummate the Exchange Offer, if requested, within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

(4) the Choice Shelf Registration Statement, the Holder Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a "Registration Default"), then Sunburst and the Guarantors will pay Liquidated Damages to each Holder of notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 of Accreted Value (if prior to _______, 2002) or principal amount (if after _________, 2002) of notes held by such Holder.

          The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 of Accreted Value (if prior to _______, 2002) or principal amount (if after _________, 2002) of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $.50 per week per $1,000 of Accreted Value (if prior to _______, 2002) or principal amount (if after _________, 2002) of notes.

          All accrued Liquidated Damages will be paid by Sunburst and the Guarantors on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by Federal funds check and to Holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

          Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

          Holders of notes will be required to make certain representations to Sunburst (as described in the registration rights agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Choice Shelf Registration Statement or the Holder Shelf Registration Statement and to provide comments on the Choice Shelf Registration Statement or the Holder Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their notes included in the Choice Shelf Registration Statement or the Holder Shelf Registration Statement, as applicable, and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring Transfer Restricted Securities, a Holder will be deemed to have agreed to indemnify Sunburst and the Guarantors against certain losses arising out of information furnished by such Holder in writing for inclusion in the Choice Shelf Registration Statement or any Holder Shelf Registration Statement. Holders of notes will also be required to suspend their use of the prospectus included in the Choice Shelf Registration Statement or Holder Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from Sunburst.

Certain Definitions

          Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

          "Accreted Value" means for each $1,000 principal amount at maturity of notes, as of any date of determination prior to ____________, 2002, the sum of:

(1)  $847.10, and

(2) that portion of the excess of the principal amount at maturity of such note over $847.10 which shall have been accreted on the note through such date of determination, which amount is to be accreted on a daily basis and compounded semi-annually on each _________ and _____________ at the rate of 11.375% per annum from the date of issuance of the notes through such date of determination.

          "Acquired Debt" means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

          "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

          "Applicable Premium" means, with respect to any note on any Redemption Date, the greater of:

(1) 1.0% of the Accreted Value of the note (if prior to _______, 2002) or 1.0% of the principal amount of the note (if after _______, 2002); or

(2)  the excess of:

     (a) the present value at such Redemption Date of (1) the redemption price of the note at __________________, 2004 (such redemption price being set forth in the table appearing above under the caption "--Optional Redemption") plus (ii) all required interest payments due on the note through ________, 2004 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

     (b) the Accreted Value of the note (if prior to ______, 2002) or the principal amount of the note (if after _______, 2002), in each case, if greater.

          "Asset Sale" means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Sunburst and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of Sunburst's Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

          Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $1.0 million;

(2) a transfer of assets between or among Sunburst and its Wholly Owned Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Subsidiary to Sunburst or to another Wholly Owned Restricted Subsidiary;

(4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5)  the sale or other disposition of cash or Cash Equivalents; and

(6) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments."

          "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

          "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

          "Board of Directors" means:

(1)  with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

          "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

          "Capital Stock" means:

(1)  in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

          "Cash Equivalents" means:

(1)  United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

          "Change of Control" means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Sunburst and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a person a majority of whose Voting Stock is Beneficially Owned by the Principals or Related Parties;

(2) the adoption of a plan relating to the liquidation or dissolution of Sunburst;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of a majority of the Voting Stock of Sunburst, measured by voting power rather than number of shares; or

(4) the first day on which a majority of the members of the Board of Directors of Sunburst are not Continuing Directors.

          "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) an amount equal to any Net Income of a Finance Restricted Subsidiary, to the extent such Net Income was excluded in computing Consolidated Net Income; provided that the Debt to Cash Flow Ratio of each of (a) Sunburst and (b) all of the Finance Restricted Subsidiaries, on a combined basis, on such date of determination is, in each case, no greater than 3.5 to 1; plus

(4) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(5) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(6) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

          Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary of Sunburst will be added to Consolidated Net Income to compute Consolidated Cash Flow of Sunburst only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Sunburst by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders (except that the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Finance Restricted Subsidiary will be added to Consolidated Net Income to compute Consolidated Cash Flow, without limitation, so long as the Debt to Cash Flow Ratio of each of (a) Sunburst and (b) all of the Finance Restricted Subsidiaries, on a combined basis, on such date of determination is, in each case, no greater than 3.5 to 1.

          "Consolidated Indebtedness" means, with respect to any Person as of any date of determination, the sum, without duplication, of

(1) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus

(2) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Subsidiaries, plus

(3) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

          "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

(4) the cumulative effect of a change in accounting principles will be excluded; and

(5) the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

          "Consolidated Net Worth" means, with respect to any specified Person as of any date, the sum of:

(1) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

(2) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

          "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Sunburst who:

(1)  was a member of such Board of Directors on the date of the indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

          "Credit Agreement" means that certain Credit Agreement, dated as of _______, by and among [Sunburst] and ___________________, providing for up to $________ of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

          "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

          "Debt to Cash Flow Ratio" means, with respect to any specified Person as of any date of determination, the ratio of (a) the Consolidated Indebtedness of such Person as of such date to (b) the Consolidated Cash Flow of such Person for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available, determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by the specified Person and its Restricted Subsidiaries from the beginning of such four-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such four-quarter period.

          In addition, for purposes of calculating the Debt to Cash Flow Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the debt to Cash Flow Ratio (the "Calculation Date") shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income; and

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded.

          "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

          "Designated Senior Debt" means:

(1)  any Indebtedness outstanding under the Credit Agreement; and

(2) any other Senior Debt permitted under the indenture the principal amount of which is $5.0 million or more and that has been designated by Sunburst as "Designated Senior Debt."

          "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Sunburst to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Sunburst may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

          "Domestic Subsidiary" means any Restricted Subsidiary of Sunburst that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Sunburst.

          "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

          "Estimation Period" means the period for which a stockholder who is an individual is required to estimate for Federal income tax purposes his allocation of taxable income from a calendar year in connection with determining his estimated Federal income tax liability for such period.

          "Existing Indebtedness" means up to $___.0 million in aggregate principal amount of Indebtedness of Sunburst and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

          "Finance Restricted Subsidiary" means any Wholly Owned Restricted Subsidiary of Sunburst that is designated by the board of directors on the date that such Wholly Owned Restricted Subsidiary is formed as a Finance Restricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Wholly Owned Restricted Subsidiary:

(1)  has no Indebtedness other than Mortgage Debt;

(2)  has no assets other than lodging property assets and related assets; and

(3) at the time of the creation of such Finance Restricted Subsidiary, the Debt to Cash Flow Ratio of (a) Sunburst and (b) all of the Finance Restricted Subsidiaries, taken as a whole, is, in each case, no greater than 3.5 to 1.

          Any designation of a Wholly Owned Restricted Subsidiary of Sunburst as a Finance Restricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions. If, at any time, any Finance Restricted Subsidiary would fail to meet the preceding requirements as a Finance Restricted Subsidiary, it will thereafter cease to be a Finance Restricted Subsidiary for purposes of the indenture and such Restricted Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 Business Days of the date on which it ceased to be a Finance Restricted Subsidiary. The board of directors of Sunburst may at any time designate any Finance Restricted Subsidiary to no longer be a Finance Restricted Subsidiary; provided that no Default or Event of Default would be in existence following such designation and such Restricted Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 Business Days of the date on which it was designated.

          "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Sunburst (other than Disqualified Stock) or to Sunburst or a Restricted Subsidiary of Sunburst, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined Federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

          "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

          In addition, for purposes of calculating the Fixed Charge Coverage
Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date.

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

          "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

          "Guarantors" means each of:

(1)  ____________; and

(2) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns.

          "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

          "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)  in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)  in respect of banker's acceptances;

(4)  representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6)  representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

          The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

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

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

          "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Sunburst or any Subsidiary of Sunburst sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Sunburst such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Sunburst, Sunburst will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants--Restricted Payments." The acquisition by Sunburst or any Subsidiary of Sunburst of a Person that holds an Investment in a third Person will be deemed to be an Investment by Sunburst or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

          "Mortgage Debt" means Indebtedness of a Finance Restricted Subsidiary secured solely by lodging property assets of a Finance Restricted Subsidiary owning such lodging property assets; provided that the aggregate amount of Mortgage Debt of all Finance Restricted Subsidiaries will at no time exceed $100 million.

          "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

          "Net Proceeds" means the aggregate cash proceeds received by Sunburst or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

          "Non-Recourse Debt" means Indebtedness:

(1) as to which neither Sunburst nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Sunburst or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Sunburst or any of its Restricted Subsidiaries.

          "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

          "Permitted Business" means the business conducted by Sunburst and its Restricted Subsidiaries as of the Closing Date and any and all businesses that in the good faith judgment of the Board of Sunburst are materially related to such businesses.

          "Permitted Investments" means:

(1)  any Investment in Sunburst or in a Restricted Subsidiary of Sunburst;

(2)  any Investment in Cash Equivalents;

(3) any Investment by Sunburst or any Subsidiary of Sunburst in a Person, if as a result of such Investment:

     (a)  such Person becomes a Wholly Owned Restricted Subsidiary of Sunburst;
          or

     (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Sunburst or a Wholly Owned Restricted Subsidiary of Sunburst;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales";

(5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Sunburst;

(6) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7)  Hedging Obligations; and

(8) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (8) that are at the time outstanding not to exceed $5 million.

          "Permitted Junior Securities" means:

(1)  Equity Interests in Sunburst or any Guarantor; or

(2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Subsidiary Guarantees are subordinated to Senior Debt under the indenture.

          "Permitted Liens" means:

(1)  Liens of Sunburst and any Guarantor securing Senior Debt;

(2)  Liens in favor of Sunburst or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Sunburst or any Subsidiary of Sunburst; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Sunburst or the Subsidiary;

(4) Liens on property existing at the time of acquisition of the property by Sunburst or any Subsidiary of Sunburst, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "- -Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

(7)  Liens existing on the date of the indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens incurred in the ordinary course of business of Sunburst or any Subsidiary of Sunburst with respect to obligations that do not exceed $10 million at any one time outstanding;

(10) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries; and

(11) Liens on lodging property assets of Finance Restricted Subsidiaries that secure Mortgage Debt not to exceed $100 million at any one time outstanding.

          "Permitted Quarterly Tax Distributions" means quarterly distributions of Tax Amounts determined on the basis of the estimated taxable income of Sunburst, for the related Estimation Period, as determined by the Tax Amounts CPA in a statement filed with the Trustee; provided, however, that (A) prior to any distribution of Tax Amounts, Sunburst shall deliver an Officers' Certificate stating that Sunburst qualifies as an S Corporation for Federal income tax purposes and (B) at the time of such distributions, the most recent audited financial statements of Sunburst reflect that Sunburst was treated as an S Corporation for Federal income tax purposes for the period covered by such financial statements.

          "Permitted Refinancing Indebtedness" means any Indebtedness of Sunburst or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Sunburst or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the earlier of (x) the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (y) the 91st day after the stated maturity of the notes; and

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

          "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

          "Principals" means Stewart Bainum, Jr.

          "Quarterly Payment Period" means the period commencing on the tenth day and ending on and including the twentieth day of each month in which Federal individual estimated tax payments are due (provided that payments in respect of estimated state income taxes due in January may instead, at the option of Sunburst, be paid during the last five days of the immediately preceding December).

          "Related Party" means:

(1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

          "Restricted Investment" means an Investment other than a Permitted Investment.

          "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

          "Senior Debt" means:

(1) all Indebtedness of Sunburst or any Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

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

(2) any other Indebtedness of Sunburst or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Subsidiary Guarantee; and

(3)  all Obligations with respect to the items listed in the preceding clauses
     (1) and (2).

          Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for Federal, state, local or other taxes owed or owing by Sunburst;

(2)  any Indebtedness of Sunburst to any of its Subsidiaries or other
     Affiliates;

(3)  any trade payables; or

(4) the portion of any Indebtedness that is incurred in violation of the indenture.

          "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

          "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

          "Subsidiary" means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

          "Tax Amounts" with respect to any taxable period shall not exceed an amount equal to (A) the product of (x) the taxable income of Sunburst for such period as determined by the Tax Amounts CPA and (y) the Tax Percentage reduced by (B) to the extent not previously taken into account, any income tax benefit attributable to Sunburst which could be realized (without regard to the actual realization) by its shareholders in the current or any prior taxable year, or portion thereof, commencing on or after the Issue Date (including any tax losses or tax credits), computed at the applicable Tax Percentage for the year that such benefit is taken into account for purposes of this computation.

          "Tax Amounts CPA" means a nationally recognized certified public accounting firm.

          "Tax Percentage" means for a particular taxable year, the effective marginal combined rate of Federal and state income tax that would have been imposed on Sunburst had Sunburst been a C Corporation for Federal income tax purposes during such taxable year.

          "Treasury Rate" means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to ___________, 2004; provided, however, that if the period from the Redemption Date to _____________, 2004 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

          "True-Up Amount" means, in respect of a particular taxable year, an amount determined by the Tax Amounts CPA equal to the difference between (i) the aggregate Permitted Quarterly Tax Distributions actually distributed in respect of such taxable year and (ii) the aggregate Tax Amounts in respect of such year as determined by reference to Sunburst's Internal Revenue Service Form 1120S filed for such year, provided however, that if there is a filing of an amended Internal Revenue Service Form 1120S for Sunburst for a particular taxable year or any adjustment by the Internal Revenue Service with respect to Sunburst's Internal Revenue Service Form 1120S for a particular taxable year that is subsequently finalized by a final settlement between Sunburst and the Internal Revenue Service or a judgment by a court having jurisdiction over the relevant matters ("Adjustment Event"), clause (i) will mean the aggregate Permitted Quarterly Tax Distributions as adjusted by the aggregate True-Up Amounts actually distributed in respect of such taxable year and clause (ii) will mean the aggregate Tax Amounts in respect of such year as determined by reference to Sunburst's Internal Revenue Service Form 1120S for such taxable year, as adjusted to take into account the results of the Adjustment Event. For purposes of this Agreement, the amount equal to the excess, if any, of the amount described in clause (i) above over the amount described in clause (ii) above shall be referred to as the "True-up Amount due to Sunburst" and the excess, if any, of the amount described in clause (ii) over the amount described in clause
(i) shall be referred to as the True-up Amount due to the shareholders."

          "Unrestricted Subsidiary" means any Subsidiary of Sunburst (other than or any successor to any of them) that is designated by the board of directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)  has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with Sunburst or any Restricted Subsidiary of Sunburst unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Sunburst or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Sunburst ;

(3) is a Person with respect to which neither Sunburst nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Sunburst or any of its Restricted Subsidiaries; and

(5) has at least one director on its Board of Directors that is not a director or executive officer of Sunburst or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Sunburst or any of its Restricted Subsidiaries.

          Any designation of a Subsidiary of Sunburst as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Sunburst as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," Sunburst will be in default of such covenant. The board of directors of Sunburst may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Sunburst of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the [four-quarter] reference period; and (2) no Default or Event of Default would be in existence following such designation. Such newly designated Restricted Subsidiary will become a Guarantor and execute a supplemental indenture and deliver as opinion of counsel satisfactory to the trustee within 10 Business Days of the date on which it was designated.

          "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

          "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)  the then outstanding principal amount of such Indebtedness.

          "Wholly Owned Restricted Subsidiary" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.